Exhibit 21.1

Pactiv Evergreen Inc.

List of Subsidiaries

Entity	Jurisdiction
Gulf Closures W.L.L.	Bahrain
Evergreen Packaging Canada Limited	Canada
Pactiv Canada Inc.	Canada
Closure Systems International (Egypt) LLC	Egypt
Evergreen Packaging de El Salvador, S.A. de C.V.	El Salvador
Pactiv Deutschland Holdinggesellschaft mbH	Germany
CSI Hungary Manufacturing and Trading Limited Liability Company	Hungary
Ducart Evergreen Packaging Ltd.	Israel
Evergreen Packaging (Shanghai) Co., Ltd.	People’s Republic of China
Evergreen Packaging (Taiwan) Co., Ltd.	Republic of China
Evergreen Packaging Korea Limited	Republic of Korea
Pactiv Foodservice México, S. de R.L. de C.V.	Mexico
Pactiv México, S. de R.L. de C.V.	Mexico
Naturepak Beverage Packaging Africa SAS	Morocco
Naturepak Beverage Packaging Co. Ltd	Saudi Arabia
Closure Systems International España, S.L.U.	Spain
4124 Manchester Road LLC	Michigan
Blue Ridge Holding LLC	Delaware
Blue Ridge Paper Products LLC	Delaware
BRPP, LLC	North Carolina
Closure Solutions EMEA Holdings LLC	Delaware
Coast-Packaging Company	California
Evergreen Packaging International LL	Delaware
Evergreen Packaging LLC	Delaware
Fabri-Kal Holdings, LLC	Michigan
Fabri-Kal LLC	Michigan
GEC Packaging Technologies LLC	Delaware
Monarch Mill Pond, LLC	Michigan
Pactiv Europe Services LLC	Delaware
Pactiv Evergreen Group Holdings Inc.	Delaware
Pactiv Evergreen Group Issuer Inc.	Delaware
Pactiv Evergreen Group Issuer LLC	Delaware
Pactiv Evergreen Services Inc.	Delaware
Pactiv LLC	Delaware
Pactiv Management Company LLC	Delaware
Pactiv Packaging Inc.	Delaware
PCA West Inc.	Delaware
PEI Holdings Company LLC	Delaware
Pure Pulp Products, LLC	Michigan
Reynolds Packaging International LLC	Delaware